Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Verb Technology Company, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Verb Technology Company, Inc. as of December 31, 2020 and 2019, and for the year then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Verb Technology Company, Inc.’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Verb Technology Company, Inc. for the year ended December 31, 2020.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 12, 2022